Exhibit 21
BLACK HILLS CORPORATION SUBSIDIARIES
December 31, 2017

	Subsidiary Name	State of Origin
1.	Black Hills Cabresto Pipeline, LLC	Delaware
2.	Black Hills/Colorado Electric Utility Company, LP *	Delaware
3.	Black Hills/Colorado Gas Utility Company, LP *	Delaware
4.	Black Hills Colorado IPP, LLC *	South Dakota
5.	Black Hills/Colorado Utility Company, LLC *	Colorado
6.	Black Hills/Colorado Utility Company II, LLC *	Colorado
7.	Black Hills Electric Generation, LLC *	South Dakota
8.	Black Hills Energy Arkansas, Inc. *	Arkansas
9.	Black Hills Energy Services Company *	Colorado
10.	Black Hills Exploration and Production, Inc. *	Wyoming
11.	Black Hills Gas, Inc.	Delaware
12.	Black Hills Gas, LLC	Delaware
13.	Black Hills Gas Distribution, LLC *	Delaware
14.	Black Hills Gas Holdings Corp.	Colorado
15.	Black Hills Gas Holdings, LLC	Delaware
16.	Black Hills Gas Parent Holdings II, Inc.	Delaware
17.	Black Hills Gas Resources, Inc. *	Colorado
18.	Black Hills/Iowa Gas Utility Company, LLC *	Delaware
19.	Black Hills/Kansas Gas Utility Company, LLC *	Kansas
20.	Black Hills Midstream, LLC	South Dakota
21.	Black Hills/Nebraska Gas Utility Company, LLC *	Delaware
22.	Black Hills Non-regulated Holdings, LLC	South Dakota
23.	Black Hills Northwest Wyoming Gas Utility Company, LLC *	Wyoming
24.	Black Hills Plateau Production, LLC *	Delaware
25.	Black Hills Power, Inc. *	South Dakota
26.	Black Hills Service Company, LLC	South Dakota
27.	Black Hills Shoshone Pipeline, LLC *	Wyoming
28.	Black Hills Utility Holdings, Inc. *	South Dakota
29.	Black Hills Wyoming, LLC	Wyoming
30.	Cheyenne Light, Fuel and Power Company *	Wyoming
31.	Generation Development Company, LLC	South Dakota
32.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica
33.	N780BH, LLC	South Dakota
34.	Rocky Mountain Natural Gas LLC *	Colorado
35.	Wyodak Resources Development Corp. *	Delaware

* doing business as Black Hills Energy